UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2009 (March 26, 2009)
Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	001-04365 (Commission File Number)	58-0831862 (IRS Employer Identification No.)

222 Piedmont Avenue, N.E., Atlanta, GA (Address of principal executive offices)	30308 (Zip Code)
Registrant’s telephone number, including area code (404) 659-2424
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 26, 2009, the Board of Directors of Oxford Industries, Inc. (the “Company”) elected Mr. John R. Holder to fill an existing Class II vacancy on the Company’s Board of Directors. Mr. Holder, Chairman and Chief Executive Officer of Holder Properties, Inc., a privately held full-service commercial real estate developer, was recommended to the Company’s Board of Directors by its Nominating, Compensation and Governance Committee.
There are no arrangements or understandings between Mr. Holder and any other person pursuant to which Mr. Holder was appointed as a director. The Company’s Board of Directors has determined that Mr. Holder does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, as a result, is independent. In making this determination, the Company’s Board of Directors considered all relevant facts and circumstances known to it, including the corporate governance listing standards of the New York Stock Exchange. There are no transactions in which Mr. Holder has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Immediately following his election to the Company’s Board of Directors, Mr. Holder was appointed to serve as a member of the Audit Committee of the Company’s Board of Directors.
For service as a non-employee director during the period between the Company’s 2008 and 2009 annual meetings of shareholders, Mr. Holder will receive (i) an annual cash retainer of $30,000, prorated for the portion of such time during which he serves as a director; (ii) an annual stock retainer of $30,000 (subject to a limited vesting period expiring as of the date of the Company’s 2009 annual meeting of shareholders), prorated for the portion of such time during which he serves as a director; and (iii) a $1,250 meeting fee for each meeting of the Company’s Board of Directors or Audit Committee attended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD INDUSTRIES, INC.
March 27, 2009	/s/ Thomas E. Campbell
	Name:	Thomas E. Campbell
	Title:	Senior Vice President